UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2013

EMBARR DOWNS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-55044 (Commission File No.)	46-3403755 (IRS Employer Identification No.)

205 Ave Del Mar #984 San Clemente, CA 92674
(Address of principal executive offices) (zip code)

(949) 461-1471
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01 Other Events.

(a)
 The Company’s thoroughbred, Rock Off, has completed 4 work outs.  The Company expects Rock Off to have 3 more workouts before entering him into his next race.  The Company is currently looking at the weekend of December 13, 2013 for Rock Off’s next race but the exact date depends on Rock Off’s next 3 work outs and the races available.  His workouts were as follows:

Rock Off	November 15, 2013	BHP	4 Furlongs	48 Seconds
Rock Off	November 9, 2013	BHP	4 Furlongs	49 3/5 Seconds
Rock Off	November 3, 2013	BHP	3 Furlongs	38 Seconds
Rock Off	October 27, 2013	BHP	3 Furlongs	38 Seconds

Workout information can be located on the Company’s corporate website – www.embarrdowns.com.

(b)	On November 11, 2013, the Company launched its on-line store. The on-line store will offer eBooks (guides), videos and thoroughbred picks.

The eBooks provide information about thoroughbred racing including how to bet on races, how to read past performances, how to read a Daily Racing Form, thoroughbred confirmation, breeding and other thoroughbred related information.

The videos provide the information in the eBooks but in a video format and will also include explanations from our trainer and CEO on the Company’s thoroughbreds from videos of their workouts.

The thoroughbred picks are initially focusing on the Southern California race tracks and will expand to other tracks in 2014.

The Company currently has for sale Guide to Figuring the Cost of Your Wager and Wager Types and Thoroughbred picks for Hollywood Park.  The Company expects to add additional guides in the next few weeks and expects to start providing videos in January 2014.  The Company’s thoroughbred picks are done by the Company’s CEO, Joseph Wade.

The Company will also begin offering clothes such as hats, t-shirts, sweatshirts beginning in January 2014.  Additionally, the Company will offer win photos of its thoroughbreds.  Replica trophies from our thoroughbred wins will also be available and shareholders will be able to have their name added to the replica trophy.

The store can be found at shop.embarrdowns.com or through the Company’s corporate website – www.embarrdowns.com.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 18, 2013	Embarr Downs, Inc

	By:	/s/ Joseph Wade
	Name:	Joseph Wade
	Title:	CEO